NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports Adjusted Net Income and
Adjusted EBITDA for the Third Quarter and First Nine Months of 2015
in Line With Previous Full Year Guidance
Spartanburg, South Carolina, November 9, 2015...Synalloy Corporation (Nasdaq:SYNL), announces third quarter of 2015 produced net sales from continuing operations of $38,083,000, a decrease of $10,369,000 or 21% when compared to net sales from continuing operations for the third quarter of 2014 of $48,452,000. Net sales from continuing operations for the first nine months of 2015 were $139,895,000 which was down 7% or $11,041,000 from $150,936,000 for the same period of the prior year. For the third quarter of 2015 the Company recorded net earnings from continuing operations of $1,355,000, or $0.16 per share, a 57% decrease when compared to net earnings from continuing operations of $3,178,000, or $0.36 per share for the same quarter in the prior year. Net earnings from continuing operations for the first nine months of 2015 amounted to $7,448,000, or $0.85 per share, which represents a decrease of 34% when compared to net earnings from continuing operations of $11,210,000, or $1.29 per share, for the first nine months of 2014.
The Company’s performance utilizing its two standard non-GAAP financial measures, Adjusted Net Income and Adjusted EBITDA, (as defined below), was as follows:

•
Adjusted Net Income for the third quarter of 2015 was $1,063,000, or $0.12 per share. This represents a 58% decline from third quarter 2014 Adjusted Net Income of $2,525,000, or $0.29 per share. For the first nine months of 2015, Adjusted Net Income was $7,345,000, or $0.84 per share, down 11% from 2014 Adjusted Net Income of $8,211,000, or $0.94 per share.

•
Adjusted EBITDA decreased $1,340,000 or 26% to $3,895,000, or $0.45 per share, in the third quarter of 2015. This compares to Adjusted EBITDA of $5,235,000, or $0.60 per share for the third quarter of the prior year. For the first nine months of 2015, Adjusted EBITDA was $17,624,000, or $2.02 per share, compared to $17,266,000, or $1.98 per share, for the first nine months of 2014. This represents an increase of $358,000 or 2%.

Metals Segment
Sales from continuing operations during the third quarter of 2015 totaled $23,084,000, a decrease of $9,815,000 or 30% from $32,899,000 for third quarter 2014. Sales from continuing operations for the first nine months of 2015 were $92,488,000, a decrease of $9,603,000 from $102,091,000 for the first nine months of 2014.
The Metals Segment's operating results from continuing operations decreased $4,965,000 or 129% to a loss of $1,125,000 for the third quarter of 2015 compared to a profit of $3,840,000 for the third quarter of 2014. For the first nine months of 2015, operating income from continuing operations for the Metals Segment decreased 61% to $4,343,000. Operating income from continuing operations was impacted by the following factors:

a)
The inclusion of the operating results of Specialty Pipe & Tube, Inc. ("Specialty") in 2015. Specialty accounted for $252,000 and $1,701,000 of operating income for the third quarter and first nine months of 2015, respectively;

b)
As previously disclosed, the fire at the storage tank facility in late April, 2015 shut down the fiberglass fabrication area of the facility resulting in financial losses. These losses were offset by business interruption insurance proceeds of $577,000 and $1,057,000, for the third quarter and nine months of 2015, respectively. The insurance proceeds are included in unallocated costs;

c)	Continued low oil and gas prices had an unfavorable effect on sales and profits for our storage tank and carbon pipe distribution facilities;

d)	The dumping of welded stainless pressure pipe from India resulted in lower sales, as well as margin compression during 2015; and

e)
As a result of a continued drop in nickel prices during 2015, the Company experienced inventory losses of approximately $2,213,000 and $5,716,000 for the third quarter and first nine months of 2015, respectively, compared to inventory gains of approximately $808,000 and $121,000, respectively, for the same periods of 2014.

Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the third quarter of 2015 were $14,999,000, which represented a $554,000 or 4% decrease from $15,553,000 for the same quarter of 2014. Sales for the first nine months of 2015 were $47,407,000, a decrease of $1,438,000 or 3% from $48,845,000 for the same period of 2014. The change in sales from 2014 on a year to date basis is primarily due to lower unit sales prices resulting from lower raw materials costs. While this negatively impacts the Company's top line sales, this is significantly offset by lower input costs.
The Specialty Chemicals Segment's operating income increased 13% over the 2014 quarter to $1,598,000. The increase in operating income resulted primarily from improved product mix. For the first nine months of 2015, the Chemicals Segment operating income decreased 3%. The decrease in operating income resulted from lower sales, primarily associated with weak demand from the oil and gas sector, combined with higher repairs and maintenance, utilities, waste disposal and depreciation expenses. Tolled products continue to outperform management's acquisition projections and had a positive impact on profitability during the first nine months of 2015.
Other Items
Unallocated corporate expenses for the third quarter of 2015 increased $630,000 to $1,179,000 (3.1% of sales) compared to $549,000 (1.1% of sales) for the third quarter of 2014. For the first nine months, unallocated corporate expenses increased $945,000 to $3,448,000 (2.5% of sales) for 2015 from $2,503,000 (1.7% of sales) for 2014. The third quarter and first nine month increases resulted primarily from higher professional fees and higher personnel costs.
Acquisition costs during the first nine months of 2015 represents professional fees associated with the Specialty acquisition.
Interest expense for the third quarter of 2015 was $320,000 compared to $261,000 for the third quarter of 2014. For the first nine months, interest expense increased to $977,000 for 2015 compared to $789,000 for 2014.
Also, the change in the fair value of the interest rate swap contracts increased unallocated expenses for the third quarter of 2015 by $247,000 and decreased unallocated expenses by $103,000 for the third quarter of 2014. For the first nine months of 2015, unallocated expenses increased by $233,000 for the change in the fair value of the interest rate swap contracts compared to an increase of $192,000 for the first nine months of 2014.
During the third quarter of 2015, management reviewed the reserve for the Specialty Pipe & Tube acquisition's second year earn-out payment for 2016 and determined that there was no likelihood that the minimum threshold sales target would be achieved. As a result, during the third quarter, the Company recorded a favorable adjustment of $2,414,000, compared to no similar entry in the third quarter of 2014. For the first nine months of 2015, the total favorable adjustments to earn-out payment liabilities totaled $4,897,000, compared to $3,476,000 in the first nine months of 2014.
During the third quarter and nine months of 2015, respectively, the Company received business interruption insurance payments totaling $577,000 and $1,057,000, respectively, for the lost margin associated with the storage tank facility fire. Final values will be determined during the fourth quarter of 2015. Both favorable adjustments were recorded at the parent company level.
Other income represents life insurance proceeds received in excess of cash surrender value for a former officer of the Company.
The Company's cash balance increased $182,000 during 2015 from $27,000 at the end of 2014 to $209,000 as of October 3, 2015.
a) Net accounts receivable decreased $7,242,000 at October 3, 2015 when compared to the prior year end, which resulted primarily from 21% lower sales in the last two months of the third quarter 2015 compared to the last two months of the fourth quarter 2014;

b)
Net inventories increased only $288,000 as of October 3, 2015 compared to the end of 2014 mainly due to efforts to balance inventory with projected business levels, having achieved over $7 million of inventory reductions from peak second quarter level of over $75 million;

c)
Accounts payable decreased $10,316,000 as of October 3, 2015 from the prior year end due to a large purchase of stainless steel in December 2014 to obtain favorable pricing and to support 2015 production demands, as well as lower procurement and operating levels due to lower sales levels; and

d)
Capital expenditures for the first nine months of 2015 were $6,927,000, of which $1.9 million was for the Metals new heavy wall manufacturing project and $1.5 million was for Chemicals capacity expansion.

These items contributed to the Company having approximately $32,293,000 of fixed-rate bank debt outstanding as of October 3, 2015. Covenants under the various debt agreements include maintaining a certain Funded Debt to EBITDA ratio, a minimum tangible net worth and total liabilities to tangible net worth ratio. The Company is also limited to a maximum amount of capital expenditures per year, which is in line with the Company's current projected needs. The Company is in compliance with all debt covenants at October 3, 2015.

Outlook
Two main factors that affect the Company's outlook for the remainder of 2015 are low nickel and oil prices.
Nickel prices, which are reflected in the sales price of the Company's stainless steel products, have fallen consistently during 2015 with nickel decreasing 13%, 7% and 18% sequentially during the first three quarters of 2015, respectively. Our inventory gains and losses are determined by a number of factors including sales mix and the holding period of particular products. As a consequence, there may not be a direct correlation between the direction of stainless steel surcharges and inventory profits or losses at a particular point in time. Nickel prices are currently extremely low and it is management's opinion that they should be near the bottom of the cycle, with no significant changes expected through year-end 2015.
Lower oil prices affect the demand for products throughout our Metals Segment, and with oil prices expected to remain weak during the remainder of 2015, sales for storage tanks and carbon pipe will be negatively affected in the remainder of 2015.
The Metals Segment's business continues to be highly dependent on its customers' capital expenditures. We are beginning to see signs of improved order activity with some restocking by distribution customers.
In addition, the domestic manufacturers filed anti-dumping and countervailing duty petitions in early October. We expect a favorable initial ruling prior to year-end 2015 with final determination by the fourth quarter of 2016.
The Specialty Chemicals Segment's sales should show modest decline in the fourth quarter of 2015 when compared to the prior year as new business opportunities are being actively pursued and offsetting some declines in base business. While we expect the Specialty Chemicals Segment to show a modest decline in volume in Q4 compared to the prior year, an improved product mix should result in better gross margins.
Overall, these factors contribute to our belief that our full year Adjusted EBITDA will be in the range of $20 to $21 million, in line with our earlier disclosed estimate on August 21, but with lower upside potential due to continued economic pressures described above.
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, inventory gain/(loss) due to changes in nickel prices, lower of cost or market inventory adjustment, Specialty's aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Palmer earn-out adjustment, gain on excess death benefit and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to changes in nickel prices, lower of cost or market inventory adjustment, Specialty's aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Palmer earn-out adjustment, gain on excess death benefit and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Oct 3, 2015	Sep 27, 2014	Oct 3, 2015	Sep 27, 2014

Net sales from continuing operations
Metals Segment	$23,084,000	$32,899,000	$92,488,000	$102,091,000
Specialty Chemicals Segment	14,999,000	15,553,000	47,407,000	48,845,000
	$38,083,000	$48,452,000	$139,895,000	$150,936,000
Operating income (loss) from continuing operations
Metals Segment	$(1,125,000)	$3,840,000	$4,343,000	$11,000,000
Specialty Chemicals Segment	1,598,000	1,416,000	4,624,000	4,772,000
	473,000	5,256,000	8,967,000	15,772,000
Unallocated (income) expense
Corporate	1,179,000	549,000	3,448,000	2,503,000
Acquisition costs	9,000	—	454,000	(3,000)
Interest expense	320,000	261,000	977,000	789,000
Change in fair value of interest rate swap	247,000	(103,000)	233,000	192,000
Specialty and Palmer earn-out adjustments	(2,414,000)	—	(4,897,000)	(3,476,000)
Business interruption insurance proceeds	(577,000)	—	(1,057,000)	—
Other income	—	—	(137,000)	—

Net income from continuing operations
before income taxes	1,709,000	4,549,000	9,946,000	15,767,000
Provision for income taxes	354,000	1,371,000	2,498,000	4,557,000

Net income from continuing operations	1,355,000	3,178,000	7,448,000	11,210,000
Loss from discontinued operations, net of tax (1)	—	(1,900,000)	—	(7,755,000)

Net income	$1,355,000	$1,278,000	$7,448,000	$3,455,000

Net income per common share from
continuing operations
Basic	$0.16	$0.36	$0.85	$1.29
Diluted	$0.16	$0.36	$0.85	$1.29

Net loss per common share from
discontinued operations	$—	$(0.22)	$—	$(0.89)
Basic	$—	$(0.22)	$—	$(0.89)
Diluted

Average shares outstanding
Basic	8,722,000	8,707,000	8,720,000	8,699,000
Diluted	8,722,000	8,746,000	8,726,000	8,715,000

Other data:
Adjusted EBITDA (2)	$3,895,000	$5,235,000	$17,624,000	$17,266,000
(1) On June 27, 2014, the Company completed the planned closure of the Bristol Fabrication unit of Synalloy Fabrication, LLC ("Bristol Fab") and on August 29, 2014, the Company completed the sale of all of the issued and outstanding membership interests of its wholly-owned subsidiary, Ram-Fab, LLC, a South Carolina limited liability company ("Ram-Fab"), to a subsidiary of Primoris Services Corporation. All non-recurring costs associated with these dispositions have been included as discontinued operations in the 2014 consolidated financial statements as part of the Metals Segment.
(2) The term Adjusted EBITDA (earnings before discontinued operations, interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to change in nickel prices, lower of cost or market inventory adjustment, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Palmer earn-out adjustment, gain on excess death benefit and retention costs) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Oct 3, 2015	Sep 27, 2014	Oct 3, 2015	Sep 27, 2014

Consolidated
Net income from continuing operations	$1,355,000	$3,178,000	$7,448,000	$11,210,000
Adjustments:
Interest expense	320,000	261,000	977,000	789,000
Change in fair value of interest rate swap	247,000	(103,000)	233,000	192,000
Income taxes	354,000	1,371,000	2,498,000	4,557,000
Depreciation	1,126,000	909,000	3,514,000	2,817,000
Amortization	591,000	342,000	1,771,000	1,027,000
Inventory loss from change in nickel prices	1,713,000	(808,000)	4,830,000	(110,000)
Lower of cost or market inventory adjustment	383,000	—	555,000	(11,000)
Aged inventory adjustment	—	—	(190,000)	—
Acquisition costs	9,000	—	454,000	(3,000)
Shelf registration costs	48,000	—	64,000	23,000
Specialty and Palmer earn-out adjustments	(2,414,000)	—	(4,897,000)	(3,476,000)
Gain on excess death benefit	—	—	(134,000)	—
Stock option / grant costs	129,000	85,000	401,000	251,000
Retention expense	34,000	—	100,000	—

Adjusted EBITDA	$3,895,000	$5,235,000	$17,624,000	$17,266,000
% sales	10.2%	10.8%	12.6%	11.4%

Adjusted EBITDA per share, diluted	$0.45	$0.60	$2.02	$1.98

Metals Segment
Operating (loss) income from continuing operations	$(1,125,000)	$3,840,000	$4,343,000	$11,000,000
Adjustments:
Interest expense	18,000	—	60,000	—
Depreciation expense	770,000	616,000	2,312,000	2,002,000
Amortization expense	564,000	323,000	1,692,000	968,000
Inventory loss from change in nickel prices	1,713,000	(808,000)	4,830,000	(110,000)
Lower of cost or market inventory adjustment	383,000	—	555,000	(11,000)
Aged inventory adjustment	—	—	(190,000)	—
Stock option / grant costs	32,000	11,000	95,000	32,000
Retention expense	34,000	—	100,000	—

Metals Segment Adjusted EBITDA	$2,389,000	$3,982,000	$13,797,000	$13,881,000
% segment sales	10.3%	12.1%	14.9%	13.6%

Specialty Chemicals Segment
Operating income	$1,598,000	$1,416,000	$4,624,000	$4,772,000
Adjustments:
Depreciation expense	335,000	271,000	1,139,000	750,000
Amortization expense	6,000	5,000	16,000	16,000
Stock option / grant costs	9,000	11,000	29,000	30,000

Specialty Chemicals Segment Adjusted EBITDA	$1,948,000	$1,703,000	$5,808,000	$5,568,000
% segment sales	13.0%	10.9%	12.3%	11.4%

Reconciliation of Net Income and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Oct 3, 2015	Sep 27, 2014	Oct 3, 2015	Sep 27, 2014

Income from continuing operations before
taxes, as reported	$1,709,000	$4,549,000	$9,946,000	$15,767,000

Adjustments:
Inventory loss (gain) from change in nickel prices	1,713,000	(808,000)	4,830,000	(110,000)
Lower of cost or market inventory adjustment	383,000	—	555,000	(11,000)
Aged inventory adjustment	—	—	(190,000)	—
Stock option / grant cost	129,000	85,000	401,000	251,000
Acquisition costs	9,000	—	454,000	(3,000)
Shelf registration costs	48,000	—	64,000	23,000
Specialty and Palmer earn-out adjustments	(2,414,000)	—	(4,897,000)	(3,476,000)
Gain on excess death benefit	—	—	(134,000)	—
Retention expense	34,000	—	100,000	—

Adjusted income from continuing operations before
income taxes	1,611,000	3,826,000	11,129,000	12,441,000

Provision for income taxes at 34%	548,000	1,301,000	3,784,000	4,230,000

Adjusted net income from continuing operations	$1,063,000	$2,525,000	$7,345,000	$8,211,000

Average shares outstanding, as reported
Basic	8,722,000	8,707,000	8,720,000	8,699,000
Diluted	8,722,000	8,746,000	8,726,000	8,715,000

Adjusted net income from continuing operations
per common share
Basic	$0.12	$0.29	$0.84	$0.94
Diluted	$0.12	$0.29	$0.84	$0.94

Condensed Consolidated Balance Sheets
	Oct 3, 2015	Jan 3, 2015
	(unaudited)
Assets
Cash	$209,000	$27,000
Accounts receivable, net	21,988,000	29,230,000
Inventories	67,963,000	67,675,000
Sundry current assets	7,869,000	8,382,000
Total current assets	98,029,000	105,314,000

Property, plant and equipment, net	43,348,000	39,937,000
Goodwill	18,513,000	23,250,000
Intangible asset, net	15,310,000	17,002,000
Other assets	1,968,000	2,346,000

Total assets	$177,168,000	$187,849,000

Liabilities and Shareholders' Equity
Accounts payable	$11,072,000	$21,388,000
Accrued expenses and other current liabilities	8,498,000	10,150,000
Current portion of long-term debt	4,534,000	4,534,000
Current portion of contingent consideration	—	4,660,000
Total current liabilities	24,104,000	40,732,000

Long-term debt	27,759,000	27,255,000
Long-term contingent consideration	—	2,597,000
Other long-term liabilities	7,985,000	7,811,000
Shareholders' equity	117,320,000	109,454,000

Total liabilities and shareholders' equity	$177,168,000	$187,849,000